Exhibit 5.1

Adelaide St. E., Ste. 500	tel: 416.594.0791
Toronto ON, M5C 1H6	fax: 416.594.9690	www.olflaw.com

August 16, 2021

Western Uranium & Vanadium Corp.

330 Bay Street, Suite 1400

Toronto, Ontario

M5H 2S8

Dear Sirs/Mesdames:

You have requested our opinion with respect to certain matters in connection with the filing with the United States Securities and Exchange Commission (the “Commission”) by Western Uranium & Vanadium Corp. (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”), including that certain related prospectus to be filed with the Commission (the “Prospectus”) under the United Stated Securities Act of 1933, as amended up to the date hereof.

It is our understanding that the Registration Statement relates to the resale from time to time by the selling shareholders named in the Prospectus (the “Selling Shareholders”) of up to a total of 19,244,179 common shares of the Company (the “Company Shares”, each a “Company Share”), comprised of the following: (i) 8,110,070 outstanding Company Shares currently held by certain Selling Shareholders (the “Outstanding Shares”); (ii) 8,326,109 Company Shares issuable upon the exercise of outstanding warrants for Company Shares of the Company (the “Outstanding Warrants”); and (iii) 2,808,000 Company Shares issuable upon the exercise of outstanding stock options granted under the Company’s Incentive Stock Option Plan (the “Outstanding Options”). In this opinion, the Company Shares registered pursuant to the Registration Statement are collectively referred to as the “Registration Shares”, each a “Registration Share”.

You have advised, and we understand, that the Outstanding Shares and Outstanding Warrants were all issued in one of the following transactions:

(a) a private placement of 534,763 units of the Company for which the closing news release was issued on or about September 15, 2017 (the “9-15-17 PP”), with each unit issued therein consisting of one Company Share and one common share purchase warrant exercisable at CAD$1.40 per share for five years, it being noted that 21,751 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$1.40 for two years;

(b) a private placement of 2,525,526 units of the Company for which the closing news release was issued on or about July 30, 2018 (the “7-30-18 PP”), with each unit issued therein consisting of one Company Share and one-half common share purchase warrant, each whole warrant being exercisable at CAD$1.15 per share for two years, it being noted that 38,317 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$1.15 for two years;

Adelaide St. E., Ste. 500	tel: 416.594.0791
Toronto ON, M5C 1H6	fax: 416.594.9690	www.olflaw.com

(c) a private placement of 1,907,088 units of the Company for which the closing news release was issued on or about August 9, 2018 (the “8-9-18 PP”), with each unit issued therein consisting of one Company Share and one-half common share purchase warrant, each whole warrant being exercisable at CAD$1.15 per share for two years, it being noted that 19,926 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$1.15 for two years;

(d) a private placement of 3,914,632 units of the Company for which the closing news release was issued on or about April 17, 2019 (the “4-16-19 PP”), with each unit issued therein consisting of one Company Share and one-half common share purchase warrant, each whole warrant being exercisable at CAD$1.70 per share for three years, it being noted that 6,370 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$1.70 for three years;

(e) a private placement of 192,278 units of the Company for which the closing news release was issued on or about June 17, 2019 (the “6-17-19 PP”), with each unit issued therein consisting of one Company Share and one-half common share purchase warrant, each whole warrant being exercisable at CAD$1.70 per share for three years;

(f) a private placement of 3,250,000 units of the Company for which the closing news release was issued on or about February 16, 2021 (the “2-16-21 PP”), with each unit issued therein consisting of one Company Share and one common share purchase warrant exercisable at CAD$1.20 per share for three years, it being noted that 153,750 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$0.94 for three years; and

(g) a private placement of 3,125,000 units of the Company for which the closing news release was issued on or about March 1, 2021 (the “3-1-21 PP”), with each unit issued therein consisting of one Company Share and one common share purchase warrant exercisable at CAD$1.20 per share for three years, it being noted that 11,190 broker warrants were issued in this private placement, each such warrant being exercisable for one Company Share at CAD$0.94 for three years.

In this opinion, the 9-15-17 PP, the 7-30-18 PP, the 8-9-18 PP, the 4-16-19 PP, the 6-17-19 PP, the 2-16-21 PP and the 3-1-21 PP are collectively referred to as the “Private Placements”.

You have advised, and we understand, that the Outstanding Options are comprised of the following:

(A)	500,000 options exercisable at CAD$2.50 per Company Share that were granted on or about October 4, 2016;
(B)	625,000 options exercisable at CAD$1.60 per Company Share that were granted on or about October 6, 2017;
(C)	100,000 options exercisable at CAD$1.00 per Company Share that were granted on or about February 8, 2018;
(D)	983,000 options exercisable at CAD$2.15 per Company Share that were granted on or about September 25, 2018; and
(E)	600,000 options exercisable at CAD$1.03 per Company Share that were granted on or about January 6, 2020.

Adelaide St. E., Ste. 500	tel: 416.594.0791
Toronto ON, M5C 1H6	fax: 416.594.9690	www.olflaw.com

The preceding summaries of the Private Placements and of the securities issued pursuant to the Private Placements, as well as of the Outstanding Options, are provided for your information only, and the opinion expressed herein is limited to the opinion set out under the heading “Opinion” below.

In rendering that opinion, we have examined, reviewed and relied upon: the Registration Statement and related Prospectus; the Company’s articles of incorporation, as amended to date; the Company’s Bylaws as in effect on the date hereof; the various subscription agreements, form of warrant certificates and other records of or pertaining to the Private Placements; minutes, resolutions and other records of proceedings of, or decisions taken by, the Board of Directors of the Company relating to Private Placements and the Outstanding Options; the Company’s Incentive Stock Option Plan and records and decisions relating thereto, including records and other documents relating to minutes or other records of Company shareholder meetings and documents relating to such meetings; and such corporate records of or with respect to the Company, such certificates and other instruments executed by officers of the Company, public officials and others and such originals, copies or facsimiles of such other agreements, instruments, certificates or documents as we have deemed necessary or advisable as a basis for the opinion expressed herein. As to certain matters of fact relevant to the opinion expressed herein, including the Company’s receipt of payment for, or other consideration received for, the securities issued in the Private Placements, we have relied exclusively on a certificate of an officer of the Company dated August 16, 2021, a copy of which has been provided to you (the “Officer’s Certificate”).

We have assumed without investigation the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, the accuracy and completeness of all records made available to us by the Company, and that all offers and sales of the Registration Shares will be made in compliance with the securities laws and regulations pursuant to which such offers and sales are subject.

We have also assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will continue to be effective at the time of any resale of the Registration Shares; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any shares offered thereby by any Selling Shareholders; (iii) all Registration Shares will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement, and (iv) at the time of the offering, there will not have occurred any changes in the law affecting the authorization, execution, delivery, validity or enforceability of any such Registration Shares.

We have also assumed that all facts set forth in the Officer’s Certificate are complete, true and accurate, and that the Company is existing under the laws of its jurisdiction of incorporation and has not been dissolved.

Adelaide St. E., Ste. 500	tel: 416.594.0791
Toronto ON, M5C 1H6	fax: 416.594.9690	www.olflaw.com

The opinion expressed below is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof (the "Applicable Laws"), and we express no opinion herein as to any laws, or any matter governed by any laws, other than the Applicable Laws.

When our opinion refers to securities of the Company, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such securities cannot be required to contribute any further amounts to the Company by virtue of its status as holder of securities, either in order to complete payment for securities, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such securities or as to the adequacy of any consideration received, and in that regard we refer you to the Officer’s Certificate with respect to that matter.

Opinion

Based and relying on and subject to the foregoing, we are of the opinion that: (a) the Outstanding Shares are; (b) upon the due exercise of the Outstanding Warrants in accordance with their terms the resulting Registration Shares will be; and (c) upon the due exercise of the Outstanding Options in accordance with the Company’s Incentive Stock Option Plan, as amended, the resulting Registration Shares will be, validly issued, fully paid and non-assessable Company Shares.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,

/s/ Ormston List Frawley LLP

ORMSTON LIST FRAWLEY LLP

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